SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 17, 2005

Domino’s Pizza, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:

333-114442

Delaware	38-2511577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

(Address of principal executive offices)

(734) 930-3030

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The disclosure contained in Item 5.02 is incorporated herein by reference. In connection with the appointment of Mr. L. David Mounts as the Company’s new Executive Vice President of Finance and Chief Financial Officer, effective November 1, 2005, the Company entered into an employment agreement with Mr. Mounts. The employment agreement has an indefinite term unless terminated by either party in accordance with the provisions of the employment agreement. The employment agreement provides that Mr. Mounts will receive a base salary of $350,000 and a set bonus of $150,000 for fiscal 2005. Beginning in fiscal 2006, Mr. Mounts will be eligible to receive an annual incentive bonus of up to 125% of his base salary under the terms and conditions of his employment agreement, which ties the performance bonus to achieving targeted financial goals.

Pursuant to the employment agreement, if Mr. Mounts is terminated by the Company without cause, he is entitled to a severance package of his existing salary for twelve months. Mr. Mounts will also receive, as approved by the Board of Directors, a stock option grant of 250,000 shares at a grant price equal to the closing price on October 19, the day of the grant, with a five year vesting schedule, 20% per year.

In addition, the Company and Harry J. Silverman entered into an amendment to Mr. Silverman’s Amended and Restated Employment Agreement on October 18, 2005. Pursuant to the amendment, Mr. Silverman will resign from his position as Executive Vice President of Finance and Chief Financial Officer effective November 1, 2005.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On October 18, 2005, the Company announced that Harry J. Silverman, its Executive Vice President and Chief Financial Officer, will resign from these positions effective November 1, 2005. Mr. Silverman will remain an employee of the Company through December 31, 2005.

(c) On October 18, 2005, the Company announced that it appointed Mr. L. David Mounts, age 42, as its new Executive Vice President of Finance and Chief Financial Officer, effective as of November 1, 2005, replacing Harry J. Silverman, who had announced his intention to retire in December of 2004. Mr. Silverman will retire from his position as Executive Vice President of Finance and Chief Financial Officer effective November 1, 2005. Mr. Silverman will remain as a consultant to the Company through December 31, 2006.

Since 1983, Mr. Mounts has served numerous roles with UPS, Incorporated, most recently as Corporate Controller, U.S. Operations, where he was responsible for finance and accounting activities for this primary segment of UPS, Inc., which represent revenues of $26 billion annually. From 2002 to 2005, Mr. Mounts was Chief Financial Officer for UPS Supply Chain Solutions Group, a $7 billion supply chain organization providing services in 120 countries. From 1999 to 2002, Mr. Mounts was Vice President, Mergers and Acquisitions, for UPS.

A copy of the press release announcing the appointment of Mr. Mounts as the new Executive Vice President of Finance and Chief Financial Officer is attached hereto as Exhibit 99.1.

See disclosure under Item 1.01 above for material terms of Mr. Mounts’ employment agreement and other material terms of his employment.

(d) On October 20, 2005, Domino’s Pizza, Inc. announced that it had elected Diana F. Cantor to its Board of Directors on October 18, 2005. Domino’s expects to include Ms. Cantor in its 2006 Proxy Statement for election to the Board of Directors at the 2006 annual meeting of shareholders. Ms. Cantor will also serve on the Company’s Nominating and Corporate Governance Committee. Ms. Cantor will receive a stock option grant of 7,500 shares at a grant price equal to the closing price on October 19, the day of the grant, with a one year vesting period. Ms. Cantor also serves on the Board of Directors of Media General Inc. There is no arrangement or understanding between Ms. Cantor and any other persons pursuant to which Ms. Cantor was selected as a director.

A copy of the press release announcing the election of Ms. Cantor as a director is attached hereto as Exhibit 99.2.

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Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

1.01.	Employment Agreement dated as of October 17, 2005 between Domino’s Pizza and L. David Mounts.

1.02.	Amendment No. 1, dated October 18, 2005, to the Amended and Restated Employment Agreement dated as of December 14, 2004 between Domino’s Pizza LLC and Harry Silverman.

99.1	Press Release dated October 18, 2005 relating to L. David Mounts.

99.2	Press Release dated October 20, 2005 relating to Diana F. Cantor.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOMINO’S PIZZA, INC. (Registrant)

Date: October 21, 2005

/s/ David A. Brandon
David A. Brandon
Chief Executive Officer

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